                                                                   Exhibit 12.1

                              BJ Services Company

                      Ratio of Earnings to Fixed Charges

                            (dollars in thousands)

                           (As per S-K Item 503(d))


                                                                       Nine Months Ended Pro Forma   Pro Forma
                                      Year Ended September 30,            June 30,       June 30,  September 30,
                              ---------------------------------------- ----------------- --------- -------------
                               1997    1998     1999    2000    2001    2001     2002      2002        2001
                              ------- ------- -------  ------- ------- -------  -------  --------- -------------
Pre-tax income............... 154,368 172,054 (44,909) 175,283 529,181 377,308  203,945   179,798     538,361
Minority interest expense....     805   3,206   2,585    3,263   6,803   4,587    3,560     3,560       6,803
Interest factor on rent......   8,859  15,384  15,624   18,745  20,233  15,175   16,471    19,521      24,300
Interest expense(1)..........  30,715  25,685  31,365   19,968  13,282  12,109    5,005    12,306      26,193
                              ------- ------- -------  ------- ------- -------  -------   -------     -------
Earnings, as defined......... 194,747 216,329   4,665  217,259 569,499 409,179  228,981   215,185     595,657
                              ======= ======= =======  ======= ======= =======  =======   =======     =======
Rent expense.................  26,576  46,153  46,871   56,235  60,700  45,525   49,412    58,562      72,900
Interest factor on rent (1/3)   8,859  15,384  15,624   18,745  20,233  15,175   16,471    19,521      24,300
Minority interest expense....     805   3,206   2,585    3,263   6,803   4,587    3,560     3,560       6,803
Interest expense.............  30,715  25,685  31,365   19,968  13,282  12,109    5,005    12,306      26,193
                              ------- ------- -------  ------- ------- -------  -------   -------     -------
Fixed charges, as defined....  40,379  44,275  49,574   41,976  40,318  31,871   25,036    35,387      57,296
                              ======= ======= =======  ======= ======= =======  =======   =======     =======
Fixed charge ratio...........    4.82    4.89     .09     5.18   14.13   12.84     9.15      6.08       10.40
                              ======= ======= =======  ======= ======= =======  =======   =======     =======

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(1) Includes amortization of debt issue costs.